Exhibit 2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D (including amendments thereto) with respect to the common shares of Affimed N.V., and that this agreement be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such statement on Schedule 13D (including any and all amendments thereto), and for the accuracy and completeness of the information concerning such party contained therein. However, no party is responsible for the accuracy of completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, all of which taken together shall constitute the same instrument.

LSP III Omni Investment Coöperatief U.A.

By:/s/ Martijn Kleijwegt and Rene Kuijten
By: LSP III Management B.V. (director)
By: Martijn Kleijwegt and Rene Kuijten
Title: Managing Directors

LSP III Management B.V.

By: /s/ Martijn Kleijwegt and Rene Kuijten
By: Martijn Kleijwegt and Rene Kuijten
Title: Managing Directors